Exhibit 10.6

January 12, 2023

3i, LP

140 Broadway FL 38

New York, NY 10005

Anson Investments Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Anson East Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Re:	Modification of the Senior Secured Convertible Notes under the 2022 Purchase Agreement and certain other terms

Dear Sirs:

Reference is made to that (i) certain Securities Purchase Agreement (as modified from time to time, the “2022 Purchase Agreement”), dated as of June 30, 2022, between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “2022 Investors”), (ii) the Senior Secured Convertible Promissory Notes (as modified from time to time, the “2022 Senior Secured Convertible Notes”), (iii) the Warrants and (iv) the other transaction documents, as modified from time to time, referred to collectively, as the “2022 Transaction Documents”). Capitalized terms used but not defined herein shall have the meanings given to them in the 2022 Purchase Agreement, or if not defined therein, in the 2022 Senior Secured Convertible Notes, or if not defined therein, in the applicable 2022 Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the 2022 Senior Secured Convertible Notes.

(1)	This Letter Agreement shall be deemed to be a 2022 Transaction Document;

(2)	Subject to Paragraph 3, the Parties agree that the revised Conversion Price established in paragraph (3) shall be at least equal to the “Minimum Price”[1] set forth in The Nasdaq Stock Market Rule 5635.

(3)	The Conversion Price and Floor Price of the 2022 Senior Secured Convertible Notes which remain outstanding as of even date hereof shall be $0.7512 (“Temporary Reset Price”), such Conversion Price and Floor Price to become effective as of the date of this Letter Agreement and apply through May 12, 2023;

(4)	The Temporary Reset Price effected pursuant to this Letter Agreement does not constitute a Dilutive Issuance or require an adjustment of the Floor Price (other than solely to effect paragraph (3)) or Conversion Price under the Transaction Documents.

(5)	To the extent any Purchaser receives Common Stock in payment of interest or a redemption notice pursuant to Sections 2(a) or 6(b) of the 2022 Senior Secured Convertible Notes at the Temporary Reset Price, it agrees that any true-up payment owed in cash thereunder shall be deferred for one hundred twenty (120) days (May 12, 2023).

(6)	To the extent the Company has insufficient shares of Common Stock registered for resale by a Purchaser(s) it shall use its best efforts to register additional shares of Common Stock with the Commission.

1 For purposes of this Letter Agreement the Parties will apply the definition contained in The Nasdaq Stock Market Rule 5635(d)(1(A), where “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of this Letter Agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this Letter Agreement.

(7)	Accelerations that are permitted under the 2022 Notes for any given month may be made over four conversion notices instead of two conversion notices during the period from the date of this letter until May 12, 2023.

The Company hereby agrees, for itself and its Subsidiaries, that the Guarantors continue to guaranty, pursuant to the Guaranty, as primary obligor and not as surety, the full and punctual payment when due of the obligations owing under the 2022 Senior Secured Convertible Notes and the other 2022 Transaction Documents as modified hereby (as limited by the original terms of the Guaranty) and that the terms hereof shall not affect in any way their obligations and liabilities, as expressly modified hereby, under the 2022 Transaction Documents. The Company, for itself and its Subsidiaries, hereby reaffirms (a) all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect and (b) the security interests granted under the Transaction Documents and agrees that such security interests shall continue to secure such obligations and liabilities.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable 2022 Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other 2022 Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the 2022 Purchase Agreement as modified thereby, and this Letter Agreement and the 2022 Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any 2022 Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any 2022 Transaction Document.

All communications and notices hereunder shall be given as provided in the 2022 Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the 2022 Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the 2022 Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the 2022 Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Investors by January 12, 2023.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By:	/s/ Maier Tarlow
Name:	Maier Tarlow
Title:	Manager On Behalf Of The GP

Anson Investments Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.

Anson East Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.